EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of Insituform Technologies, Inc. of our report dated March 7, 2008, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Insituform Technologies, Inc. for the year ended December 31, 2007.

/s/ Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP

St. Louis, Missouri
October 23, 2008